UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)

                         KIRSCHNER MEDICAL CORPORATION
                               (Name of Issuer)

                         Common Stock, $.10 Par Value
                        (Title of Class of Securities)

                                  497660 10 0
                                (CUSIP Number)

                         Daniel P. Hann, Biomet, Inc.
                     Airport Industrial Park, P.O. Box 587
                     Warsaw, Indiana  46580 (800) 348-9500
               (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                                August 12, 1994
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule l3D, and is filing this schedule because of Rule l3d-1(b)(3) or (4), check the following box __.

Check the following box if a fee is being paid with the statement __. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule l3d-l(a) for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Total pages: ________

SCHEDULE 13D

CUSIP No.          497660 10 0        Page _________ of _________ Pages
- --------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Biomet, Inc.     35-1480613
- --------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)  ___
          (b)  _X_
- --------------------------------------------------------------------------------
3         SEC USE ONLY
- --------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          WC
- --------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(D)OR 2(E)     ___
- --------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OR ORGANIZATION

          U.S.A.
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- --------------------------------------------------------------------------------
7         SOLE VOTING POWER

          685,222
- --------------------------------------------------------------------------------
8         SHARED VOTING POWER

          -0-
- --------------------------------------------------------------------------------
9         SOLE DISPOSITIVE POWER

          685,222
- --------------------------------------------------------------------------------
10        SHARED DISPOSITIVE POWER

          -0-
- --------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON

          685,222
- --------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES  ___
- --------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          19.0%
- --------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
- --------------------------------------------------------------------------------
SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF
THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS)
OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
- --------------------------------------------------------------------------------
SCHEDULE 13D

- --------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Kirschner Acquisition Corp.         35-1928713
- --------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)  ___
          (b)  _X_
- --------------------------------------------------------------------------------
3         SEC USE ONLY
- --------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
- --------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(D)OR 2(E)     ___
- --------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OR ORGANIZATION

          U.S.A.
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- --------------------------------------------------------------------------------
7         SOLE VOTING POWER

          685,222
- --------------------------------------------------------------------------------
8         SHARED VOTING POWER

          -0-
- --------------------------------------------------------------------------------
9         SOLE DISPOSITIVE POWER

          685,222
- --------------------------------------------------------------------------------
10        SHARED DISPOSITIVE POWER

          -0-
- --------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON

          685,222
- --------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES  ___
- --------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          19.0%
- --------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
- --------------------------------------------------------------------------------
SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF
THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS)
OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
- --------------------------------------------------------------------------------
Item 7.      Material to be Filed as Exhibits

                                                            Page in Sequential
      Description of Exhibits                                Numbering System
      -----------------------                               ------------------
      Purchase Agreement dated August 12,
      1994 by and between Figgie
      International, Inc. and Kirschner
      Acquisition Corp. (1)

      Agreement and Plan of Merger by and
      among Biomet, Inc., Biomet
      Acquisition Corp and Kirschner
      Medical Corporation, dated July 16,
      1994.  (Incorporated by reference
      to Exhibit 2 to Kirschner Medical
      Corporation's Form 8-K Report dated
      July 29, 1994.) (2)

      First Amendment to Agreement and
      Plan of Merger by and among Biomet,
      Inc., Biomet Acquisition Corp.,
      Kirschner Acquisition Corp. and
      Kirschner Medical Corporation,
      dated September 15, 1994. (1)




_____________________________

      1  Previously filed.

      2 The Agreement and Plan of Merger filed as an exhibit to Schedule 13D filed on behalf of Kirschner
Medical Corporation on August 20, 1994, is hereby deleted.


                                      SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              BIOMET, INC.


Date: October 20, 1994                        By:  /s/ Gregory D. Hartman
                                              ---------------------------
                                              Gregory D. Hartman
                                              Vice President (Finance)


                                              KIRSCHNER ACQUISITION CORP.


Date: October 20, 1994                        By:  /s/ Gregory D. Hartman
                                              -----------------------------
                                              Gregory D. Hartman, Treasurer